Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Agreement and General Release (the “Agreement”), by and between Anastasia Nyrkovskaya (“you” or “your”) and XpresSpa Group, Inc. (together with its subsidiaries, the “Company”) (each party, a “Party” and, collectively, the “Parties”), is made as of the 19th day of June 2018 (the “Effective date”).

1.                  Separation from Employment. Your employment with the Company will end as of October 15, 2018 (“Separation Date”). From the Effective date through October 15, 2018 (the Separation date), you shall use your best efforts to complete the outstanding projects and duties as listed in Exhibit A. The Company agrees your employment may not be exclusive between the Effective Date and Separation Date, and you may engage in other employment. You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee of the Company. You further acknowledge that, as of the Separation Date, you may not access any of the Company’s systems or property, including but not limited to the Company’s premises, Company credit cards, Company Documents (as defined below), all Company computer systems and networks, and Company Box accounts. Notwithstanding the foregoing, this Section 1 shall not be construed to create an employment contract between you and the Company, and you shall remain an employee at will until the Separation Date.

2.             Separation Benefits. In exchange and as consideration for the representations, warranties, covenants and releases contained in this Agreement, and provided that subsequent to the Separation Date, you agree to a release of claims against the Company substantially in the form attached to this Agreement as Exhibit B (the “Supplemental Release”), the Company shall pay or provide to you the following “Separation Benefits”:

a.                Payments. From the Effective date through October 15, 2018, the Company shall pay you four (4) months of your annual pro-rated base salary (as it was in effect immediately prior to the Effective Date) in substantially equal installments commencing from the Company’s next regular payroll date following the Separation Date.

b.                COBRA Continuation. By law, and regardless of whether you sign this Agreement, you will have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). You will receive your COBRA notice under separate cover. Payment of COBRA is it your expense however the company will reimburse you for the period between the effective date and the separation date should you elect coverage.

These Separation Benefits and Accrued Obligations (as that term is defined below) constitute the entirety of all payments and/or benefits to be provided to you under this Agreement. You acknowledge that by signing this Agreement and executing the Supplemental Release, and except for the Separation Benefits and Accrued Obligations (as that term is defined below), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, incentives, vacation pay, holiday pay, paid time off or any other form of compensation or benefit. The Company shall pay the Accrued Obligations to you on or before the first regularly-scheduled payroll following the Separation Date. “Accrued Obligations” shall mean (i) any unpaid Base Salary up to and through the Separation Date, (ii) Ten (10) accrued and unused days of paid time off (“PTO”), and (iii) any benefits provided under the Company’s employee benefit plans pursuant to, and in accordance with, the terms of such plans through the Separation Date. Your accrued and unused PTO shall be paid in accordance with the Company’s standard payroll practices. All Separation Benefits and Accrued Obligations outlined herein are payable subject to applicable payroll withholdings, including, but not limited to, federal, state, local, social security, and Medicare taxes.

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3.       Additional Representations.

a.                Your Representations. As a condition of entering into this Agreement, you hereby expressly acknowledge and agree and make the following representations:

i.                  that, as of the Separation Date, you will have returned to the Company, all company property (including building passes, keys, computer equipment, communication devices and other tangible personal property) except for the MacBook Pro Computer, which you may keep, and all all originals and copies of materials, records, files, memorandums, e-mails, and documents (each, whether electronic or otherwise), whether confidential or not, generated by you or coming into your possession or under your control during your employment with the Company relating to the Company (collectively, the “Company Documents”), which are the sole property of the Company, provided however that Company Documents does not extend to documents relating to your compensation and benefits or Company Documents for which you have received prior written consent of the CEO to retain after the Separation Date;

ii.                  that, by the Separation Date, you will have submitted your final expense report to the Company. Should any amounts due to the Company remain outstanding, you shall, before September 15, 2018, repay the Company in full.

iii.                  that you shall abide by the provisions of the Non-Disclosure Agreement dated May 2013 the terms of which shall survive the signing of this Agreement. The term “Termination Date” as that term is used in the Non-Disclosure Agreement shall be the Separation Date of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. You shall not be deemed to be in breach of this confidentiality provision (a) in the event such information is already in the public domain, (b) in the event that you are required to disclose confidential information in connection with a judicial or special proceeding or pursuant to court order, or (c) if you obtain the Company’s prior written permission to disclose such information;

iv.                  that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so;

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v.                  that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company Release Parties (as that term is defined in Section 4 below) including, but not limited to, any statements that disparage any person, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company Release Parties;

vi.                  after the Separation Date, you will make yourself reasonably available and cooperate with reasonable requests from the Company to help with requests for information concerning any business or legal matters (including, without limitation, testimony in any litigation matters) involving facts or events relating to the Company that may be within your knowledge; and

vii.                  that a breach of Section 3(a) shall constitute a material breach of this Agreement an in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Benefits paid or provided to you under Section 2 of this Agreement.

b.                Company Representations. As a condition of entering into this Agreement, the Company hereby expressly acknowledges and agrees and makes the following representations:

i.                  that the Company will provide you with either a positive reference or a neutral reference to any prospective employer that requests a reference. A neutral reference means that the Company will only provide your job title and dates of employment (and salary upon written request). The option of providing a positive reference or a neutral reference is at the sole discretion of the Company. Further, the Company, by its senior management (including, but not limited to, any officer, director, or executive of the Company), will not make any statements that are professionally or personally disparaging about you or engage in any conduct which could reasonably be expected to harm professionally or personally your reputation. Nothing in this Section 3.b.i however, shall prohibit the Company from making any necessary disclosures regarding your separation in connection with any judicial, administrative or other proceeding or investigation or as otherwise required by law; and

ii.                  the Company will not contest any application you may make for unemployment benefits.

4.       Releases of Claims.

a.                Your Release of Claims. In consideration of the Separation Benefits, and other good and valuable consideration set forth in this Agreement to which you agree you would not be entitled without executing this Agreement, except as related to the terms of or a breach of this Agreement, you and your heirs, administrators, executors, attorneys, successors and assigns (the "Employee Release Parties") hereby forever release and discharge the Company and TriNet Group, Inc. (and each of their parents, subsidiaries, related entities, and affiliates), and each of their respective present and former members, partners, directors, officers, shareholders, investors, employees, fiduciaries, administrators, agents, attorneys, insurers, successors and assigns (the "Company Released Parties"), from any and all from any and all agreements, accounts, bonds, causes of action, contracts, controversies, covenants, claims, debts, demands, dues, judgments, obligations, promises and suits, whatsoever, in law or equity (each a “Claim” and collectively, the “Claims”), which the Employee Release Parties ever had, now have or may hereafter claim to have against the Company Released Parties, including in their personal or corporate capacity, arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of time up through the Effective Date including, but not limited to, relating to your employment by the Company, and your separation therefrom, your employee benefits, and all matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law; provided, however, that notwithstanding the foregoing, nothing contained in this Section shall in any way diminish or impair or waive any claims or rights the Employee Release Parties may have to (i) your vested employee benefits under the Company’s health, welfare or 401(k) plans, (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes, (iii) pursue claims which cannot be waived by this Agreement such as unemployment benefits, workers’ compensation and disability benefits, (iv) enforce this Agreement, (v) challenge the validity of this Agreement and/or (vi) indemnification as an officer, director, or employee of the Company as provided under the Company’s organizational documents, the Indemnification Agreement (as defined below), and any insurance policies providing for such indemnification.

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Without limiting the foregoing general release, such release includes, but is not limited to, Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., and any applicable state and local laws and regulations, all as amended; provided, however, that this paragraph 4 shall not constitute a release of any Claims that arise from a breach of this Agreement and nothing contained herein shall prevent the Employee Released Parties from enforcing their rights to vested benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar laws.

You acknowledge and agree that, but for providing this waiver and release (and the Supplemental Release), you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement and the release it contains. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, etc.) nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, your rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by such agencies. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made (other than any whistleblower award), you shall not be entitled to recover any individual monetary relief or other individual remedies.

b.                Company’s Release of Claims. The Company hereby forever releases and discharges the Employee Released Parties from any and all Claims which the Company has, or may hereafter have against the Employee Released Parties, including in their personal or corporate capacity, arising out of or by reason of any cause, matter, or thing whatsoever, whether known or unknown, up through the Separation Date relating to your employment by the Company, and your separation therefrom, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, provided, however, that this Section 4(b) shall not constitute a release of any Claims that arise from a breach of this Agreement.

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5.       No Admission of Liability. It is expressly understood that this Agreement in no way constitutes an admission by Company of any violation of any federal, state or local law, whether statutory or common, and Company denies that a violation of any such law has occurred.

6.       Indemnification; Insurance.

The Company acknowledges and agrees that you shall continue to be covered by the Company’s directors and officer’s insurance policy in accordance with its terms and the Indemnification Agreement between FORM Holdings Corp. (now XpresSpa Group, Inc.) and you dated January 18, 2017 (“Indemnification Agreement”), an executed copy of which is attached hereto as Exhibit C, shall continue to apply in accordance with its terms.

7.       Miscellaneous.

a.                Entire Agreement. This Agreement, and the Non-Disclosure Agreement, which continues in full force and effect, represents the entire agreement between you and the Company and supersedes any and all existing agreements, oral or written, between you and the Company relating to the terms and conditions of your association with the Company. To the extent there is a conflict between the provisions of this Agreement and the Non-Disclosure Agreement, the provisions of this Agreement control.

b.                Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by you and the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

c.                Governing Law. This Agreement (and its Exhibit A) shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.

d.                Dispute Resolution.

i.                  In the event of a breach or anticipated breach of the Agreement by either party, the non-breaching party shall inform the breaching party by letter of the suspected or anticipated breach. The breaching party shall have ten (10) days to cure said breach. In the event the breach has not been cured within ten (10) days, then the non-breaching party may pursue arbitration as described below. Notwithstanding the foregoing, if there is a breach or threatened breach of the Non-Disclosure Agreement or a restrictive covenant set forth in this Agreement, then the Company may immediately seek an injunction in a New York state or federal court to prevent the breach or threatened breach in aid of arbitration

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ii.                  Except as otherwise provided in the Non-Disclosure Agreement or in this Agreement regarding any restrictive covenant, any dispute arising between you on the one hand and the Company Released Parties on the other hand, under this Agreement, shall be submitted exclusively to binding arbitration before the American Arbitration Association ("AAA") for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator will apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with AAA Commercial Arbitration Rules as modified herein. The arbitration shall be conducted by a single arbitrator and the award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State and City of New York. The arbitration shall be conducted on a strictly confidential basis, and you shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, "Arbitration Materials"), to any third party, with the sole exception of your legal counsel, who also shall be bound by these confidentiality terms.

iii.                  In the event of any court proceeding to challenge or enforce an arbitrator's award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof to such party in accordance with the notice provisions of Section 6.f below. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Proprietary Information (and documents containing Proprietary Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

e.                Severability. If any term or provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect, provided, however, that if any or all of the release in Section 4 is held unenforceable, this Agreement, except for Section 3(a), shall be deemed null and void. In addition, in any such event, you and the Company agree that it is each of your intention and agreement that any such term or provision, which is held or determined to be unenforceable, as written, shall nonetheless be in force and binding to the fullest extent permitted by law as though such term or provision had been written in such a manner and to such an extent as to be enforceable under the circumstance.

f.                Notices. Any notices, consents, waivers or other communications required or permitted to be given between you and the Company must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or via e-mail (provided confirmation of transmission and receipt is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be as set forth on the signature page to this agreement or to such other address, facsimile number or e-mail address, and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine or e-mail server containing the time, date, recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

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g.                Execution in Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. Execution and delivery of this agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

READ BEFORE EXECUTING THIS AGREEMENT:

BY SIGNING THIS AGREEMENT YOU ACKNOWLEDGE AND STATE THAT:

(I)       YOU HAVE READ THIS AGREEMENT IN ITS ENTIRETY;

(II)       YOU UNDERSTAND AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO THE ACTS, STATUTES, CODES, ORDINANCES, RULES AND LAWS SET FORTH IN THIS AGREEMENT, AND ANY OTHER CONSTITUTIONAL, STATUTORY COMMON LAW RIGHTS AND PRIVILEGES;

(III)       YOU AGREE TO EVERYTHING CONTAINED IN THIS AGREEMENT;

(IV)       YOU HAVE HAD A REASONABLE OPPORTUNITY TO RETAIN AND CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT; AND

(V)       YOU ARE SIGNING THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREE OF ANY DURESS.

XPRESSPA GROUP, INC.

By:
Bruce Bernstein
Chairman of the Board

Dated: June 21, 2018

Confirmed, Agreed and Acknowledged:

Anastasia Nyrkovskaya
Dated: June 19, 2018

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